EXHIBIT 99.1

ENDRA Life Sciences Reports Fourth Quarter and Full Year 2022 Financial Results and Provides Business Update

Conference call begins at 4:30 p.m. Eastern time today

ANN ARBOR, Mich. (March 14, 2023) – ENDRA Life Sciences Inc. (NASDAQ: NDRA), a pioneer of Thermo Acoustic Enhanced UltraSound (TAEUS®), today reported financial results for the three months and year ended December 31, 2022, and provided a business update. Highlights include:

●	Over 100 TAEUS system scans performed at global clinical evaluation sites in 2022 and deployed a new interactive guidance tool. To enhance the performance of the TAEUS system across a range of clinical users, ENDRA provided a guidance tool to assist operators at its clinical evaluation sites in early 2023. This tool provides interactive graphical feedback to guide users in positioning the TAEUS probe and to enable measurements with more reliability and higher repeatability. Data from these scans will be used in ENDRA’s submission of its De Novo request to the U.S. Food and Drug Administration (“FDA”), and to support the commercialization of the TAEUS liver device in Europe and, after FDA approval, in the U.S.

●	Focused efforts to finalize and submit De Novo request to the FDA. In the U.S., ENDRA is pursuing the De Novo regulatory pathway for its TAEUS liver device, which is intended to characterize fatty liver tissue as a non-invasive means to assess and monitor Non-Alcoholic Fatty Liver Disease (NAFLD). ENDRA plans to submit the request as soon as the requisite TAEUS scans and MRI confirmatory data are obtained from scans using the new interactive guidance tool. The De Novo pathway, reserved for novel technologies, should assist ENDRA in achieving the strongest market position with TAEUS-optimized claims.

●	Renewed collaboration agreement with GE HealthCare for two additional years through December 2024. GE HealthCare continues to support ENDRA by, among other things, facilitating introductions to GE HealthCare clinical ultrasound customers worldwide.

●	Enhanced clinical awareness of TAEUS’ liver system through demonstrations at hepatology and radiology clinical conferences. In 2022, the ENDRA team met with prospective customers and key partners at 11 clinical conferences in the U.S. and Europe. The commercial team is continuing its market-awareness activities and is targeting participation in nine clinical conferences in 2023.

●	Expanded global intellectual property portfolio to 56 issued patents globally. In 2022, 19 patents were issued to ENDRA, including two U.S. patents announced in the fourth quarter. These patents support ENDRA’s strategy to protect the TAEUS system for its initial indication of measuring liver fat, as well as other potential applications such as monitoring tissue temperature during surgical procedures.

1

“We are working closely with our global clinical evaluation partners to generate the most robust data for our De Novo request. We are pleased to have deployed our interactive guidance tool to facilitate the ease of use for clinicians. As a result, we are seeing improved intra-operator performance and reliability in TAEUS measurements. These data are essential for a successful U.S. regulatory submission, as well as to support our commercialization efforts in Europe,” stated Francois Michelon, Chairman and Chief Executive Officer of ENDRA. “There is a growing unmet clinical need for cost-effective diagnostic tools to identify and monitor patients who have liver disease at the point of care. We strongly believe the TAEUS system has the ability to measure liver fat at the earlier stages of NAFLD, when it is still reversible, and potentially improve the health of millions of people.”

Fourth Quarter 2022 Financial Results - Unaudited

●	Operating expenses increased to $3.3 million in the fourth quarter of 2022 from $3.1 million in the same period in 2021. The increase was primarily due to ongoing product development.

●	Net loss in the fourth quarter of 2022 was $3.3 million, or $1.04 per share, compared with a net loss of $3.1 million, or $1.48 per share, in the fourth quarter of 2021.

Full Year 2022 Financial Results - Unaudited

●	Operating expenses increased to $13.2 million in 2022 from $11.5 million in 2021. The increase was primarily due to higher spending related to commercializing the TAEUS system in Europe and ongoing product development.

●	Net loss in 2022 was $13.2 million, or $4.56 per share, compared with a net loss of $11.2 million, or $5.55 per share, in 2021.

●	Cash and cash equivalents were $4.9 million as of December 31, 2022.

In light of the liquidity concerns in the banking system arising from the closure of Silicon Valley Bank and appointment of the Federal Deposit Insurance Corporation as receiver, the Company maintains cash deposits at multiple banks to mitigate the risk associated with a failure of any specific bank.

Conference Call and Webcast

Management will host a conference call and webcast today at 4:30 p.m. Eastern time to discuss these results, provide an update on recent corporate developments and answer questions.

Participants are encouraged to pre-register for the conference call using this link. Callers who pre-register will receive a unique PIN to gain immediate access to the call and bypass the live operator. Participants may register at any time, including up to and after the call start time. Those unable to pre-register may participate by dialing (844) 868-8846 (U.S.) or (412) 317-5465 (International). A webcast of the call may also be accessed at ENDRA’s Investor Relations page and here.

A telephone replay will be available until March 21, 2023 by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (International) and providing the passcode 2113040. A webcast replay will be available beginning approximately one hour after the completion of the live conference call here.

2

About ENDRA Life Sciences Inc.

ENDRA Life Sciences is the pioneer of Thermo Acoustic Enhanced UltraSound (TAEUS®), a ground-breaking technology being developed to visualize tissue like MRI, but at 1/50th the cost and at the point of patient care. TAEUS® is designed to work in concert with the more than 700,000 ultrasound systems in use globally today. TAEUS® is initially focused on the measurement of fat in the liver as a means to assess and monitor Non-Alcoholic Fatty Liver Disease (NAFLD) and Non-Alcoholic Steatohepatitis (NASH), chronic liver conditions that affect over two billion people globally, and for which there are no practical diagnostic tools. Beyond the liver, ENDRA is exploring several other clinical applications of TAEUS®, including visualization of tissue temperature during energy-based surgical procedures. For more information, please visit www.endrainc.com.

Forward-Looking Statements

All statements in this press release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of terms such as “approximate,” “anticipate,” “attempt,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “hope,” “intend,” “may,” “plan,” “possible,” “potential,” “project,” “seek,” “should,” “will,” “would,” or other comparable terms (including the negative of any of the foregoing), although some forward-looking statements are expressed differently. Examples of forward-looking statements for ENDRA include, among others: estimates of the timing of future events and anticipated results of our development efforts, including the timing of submission for and receipt of required regulatory approvals and product launches; statements relating to future financial position and projected costs and revenue; expectations concerning ENDRA’s business strategy; and statements regarding ENDRA’s ability to find and maintain development partners. Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements as a result of various factors including, among others: the ability to raise additional capital in order to continue as a going concern; the ability to obtain regulatory approvals necessary to sell ENDRA medical devices in certain markets in a timely manner, or at all; the ability to develop a commercially feasible technology and its dependence on third parties to design and manufacture its products; the impact of COVID-19 on ENDRA’s business plans; the ability to find and maintain development partners; market acceptance of ENDRA’s technology and the amount and nature of competition in its industry; ENDRA’s ability to protect its intellectual property; and the other risks and uncertainties described in the Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of the Company’s most recent Annual Report on Form 10-K and in subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this press release speak only as of the date of issuance, and ENDRA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Company Contact:

Irina Pestrikova

Senior Director, Finance

investors@endrainc.com

www.endrainc.com

Investor Relations Contact:

Yvonne Briggs

LHA Investor Relations

(310) 691-7100

ybriggs@lhai.com

[Financial Tables Follow]

3

ENDRA Life Sciences Inc.

Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
Assets	2022	2021
Current Assets	(Unaudited)
Cash	$4,889,098	$9,461,534
Prepaid expenses	992,875	1,348,003
Inventory	2,644,717	1,284,578
Total Current Assets	8,526,690	12,094,115
Non-Current Assets
Fixed assets, net	235,655	131,130
Right of use assets	505,816	643,413
Other assets	5,986	5,986
Total Assets	$9,274,147	$12,874,644

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$1,523,012	$1,411,437
Lease liabilities, current portion	152,228	132,330
Loans	28,484	-
Total Current Liabilities	1,703,724	1,543,767

Long Term Debt
Loans, long term	-	28,484
Lease liabilities	365,919	518,147
Total Long Term Debt	365,919	546,631

Total Liabilities	2,069,643	2,090,398

Stockholders’ Equity
Series A Convertible Preferred Stock, $0.0001 par value; 10,000 shares authorized; 141.397 shares issued and outstanding	1	1
Series B Convertible Preferred Stock, $0.0001 par value; 1,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 80,000,000 shares authorized; 3,169,103 and 2,127,725 shares issued and outstanding, respectively	317	212
Additional paid in capital	89,068,015	79,460,980
Stock payable	6,073	13,863
Accumulated deficit	(81,869,902)	(68,690,810)
Total Stockholders’ Equity	7,204,504	10,784,246
Total Liabilities and Stockholders’ Equity	$9,274,147	$12,874,644

4

ENDRA Life Sciences Inc.

Consolidated Statements of Operations

(Unaudited)

	Year Ended	Year Ended
	December 31,	December 31,
	2022	2021
Operating Expenses	(Unaudited)
Research and development	$6,554,194	$5,482,531
Sales and marketing	1,429,150	1,075,376
General and administrative	5,174,215	4,940,398
Total operating expenses	13,157,559	11,498,305

Operating loss	(13,157,559)	(11,498,305)

Other Expenses
Gain on extinguishment of debt	-	308,600
Other income (expense)	(21,533)	(41,545)
Total other expenses	(21,533)	267,055

Loss from operations before income taxes	(13,179,092)	(11,231,250)

Provision for income taxes	-	-

Net Loss	$(13,179,092)	$(11,231,250)

Deemed dividend	-	(121,071)

Net Loss attributable to common stockholders	$(13,179,092)	$(11,352,321)

Net loss per share – basic and diluted	$(4.56)	$(5.55)

Weighted average common shares – basic and diluted	2,891,292	2,046,135

5

ENDRA Life Sciences Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended	Year Ended
	December 31,	December 31,
	2022	2021
Cash Flows from Operating Activities	(Unaudited)
Net loss	$(13,179,092)	$(11,231,250)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	96,661	116,238
Fixed assets write off	1,391	9,874
Stock compensation expense including common stock issued for RSUs	1,199,838	1,444,572
Amortization of right of use assets	137,597	108,177
Gain on extinguishment of debt	-	(308,600)
Changes in operating assets and liabilities:
Decrease in prepaid expenses	355,128	(957,203)
Increase in inventory	(1,360,139)	(694,958)
Increase in accounts payable and accrued liabilities	111,575	491,104
Decrease in lease liability	(132,330)	(100,338)
Net cash used in operating activities	(12,769,371)	(11,122,384)

Cash Flows from Investing Activities
Purchases of fixed assets	(202,577)	(45,000)
Net cash used in investing activities	(202,577)	(45,000)

Cash Flows from Financing Activities
Proceeds from warrant exercise	-	2,785,627
Proceeds from issuance of common stock	8,399,512	10,615,975
Net cash provided by financing activities	8,399,512	13,401,602

Net increase (decrease) in cash	(4,572,436)	2,234,218

Cash, beginning of year	9,461,534	7,227,316

Cash, end of year	$4,889,098	$9,461,534

Supplemental disclosures of cash items
Interest paid	$59,113	$57,655
Income tax paid	$-	$-

Supplemental disclosures of non-cash items
Deemed dividend	$-	$121,071
Conversion of Series A Convertible Preferred Stock	$-	$(7)
Stock dividend payable	$7,790	$(3,068)
Right of use asset	$505,816	$643,413
Lease liability	$518,147	$650,477

 # # #

6